Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our reports, each dated February 3, 2010 relating to the proved oil and gas reserves of ATP Oil & Gas Corporation (“ATP”) as of December 31, 2009, to the information derived from such reports and to the reference to this firm as an expert in the annual report on Form 10-K. We also consent to the incorporation by reference of such reports in the Registration Statements of ATP on Form S-3 (333-162574) and Form S-8 (333-60762).

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

December 10, 2010